UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2005

CURTISS-WRIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-134	13-0612970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Becker Farm Road Roseland, New Jersey		07068
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 597-4700 ____________________________ Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Curtiss-Wright Corporation (the “Company”) entered into the Agreement and Plan of Merger and Recapitalization, dated as of February 1, 2005 (the “Merger Agreement”), by and between the Company and CW Merger Sub, Inc. (“Merger Sub”) pursuant to which Merger Sub, a newly formed subsidiary of the Company, will merge with and into the Company, with the Company continuing as the surviving corporation. At the effective time of the merger, shares of Common Stock, par value $1.00 per share, of the Company and shares of Class B common stock, par value $1.00 per share, of the Company, will be exchanged for shares of a single class of common stock, par value $1.00 per share, on a one share-for-one share basis.

The Board of Directors of the Company authorized and recommended that its stockholders approve the Merger Agreement, which will be presented to a vote of the stockholders at the upcoming annual meeting of stockholders scheduled for April 29, 2005. The transaction is conditioned upon the receipt of the affirmative vote of a majority of the holders of both classes of stock, voting as a single class, and a supplemental ruling from the Internal Revenue Service that the transaction will not affect the tax-free treatment of the distribution by Unitrin, Inc. in 2001 of the Class B common stock to its stockholders. The Company submitted the request for the supplemental ruling to the Internal Revenue Service on January 11, 2005.

Copies of the Merger Agreement and the press release announcing the transaction contemplated by the Merger Agreement are filed as Exhibits 2.1 and 99.1, respectively. Such documents are incorporated by reference into this Item 1.01 and the foregoing description of the above transactions is qualified in its entirety by reference to such exhibits.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.
	2.1	Agreement and Plan of Merger and Recapitalization, dated as of February 1, 2005, by and between Curtiss-Wright Corporation and CW Merger Sub, Inc.
	99.1	Press release of Curtiss-Wright Corporation, dated February 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 2, 2005	CURTISS-WRIGHT CORPORATION

By: /s/ Glenn E. Tynan
Glenn E. Tynan Vice President Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger and Recapitalization, dated as of February 1, 2005, by and between Curtiss-Wright Corporation and CW Merger Sub, Inc.
99.1	Press release of Curtiss-Wright Corporation, dated February 1, 2005.